Exhibit 99.1

Barnes Group Inc.

Corporate Office

Bristol, CT 06010

Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. ANNOUNCES SALE OF $85 MILLION

PRINCIPAL AMOUNT OF 3.375% CONVERTIBLE NOTES

Bristol, Connecticut, March 6, 2007 — Barnes Group Inc. (NYSE: B) announced today the sale of $85 million aggregate principal amount of its 3.375% Convertible Senior Subordinated Notes due 2027. The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company granted the initial purchasers an option to purchase up to an additional $15 million in aggregate principal amount of the notes.

The notes will be convertible, at the option of the holders, only under certain circumstances at a conversion rate of 34.8646 shares of common stock per $1,000 principal amount of notes, subject to adjustment, representing an initial conversion price of $28.68 per share and a 36% premium over the last reported sale price of the Company’s common stock on March 6, 2007 which was $21.09. Upon conversion, the Company will pay cash equal to the lesser of the aggregate principal amount of notes to be converted and the Company’s total conversion obligation, plus cash or shares of the Company’s common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation.

The notes will bear interest at the annual rate of 3.375% and beginning on March 20, 2014, the Company will pay contingent interest during certain interest periods if the trading price of the notes exceeds specified thresholds.

The Company may redeem all or a portion of the notes at any time on or after March 20, 2014. In addition, holders of notes may require the Company to repurchase some or all of the notes on March 15, 2014, March 15, 2017 and March 15, 2022 and upon certain specified corporate transactions. The redemption or repurchase price will be paid in cash in an amount equal to par plus accrued interest.

The Company intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Celebrating its 150th anniversary in 2007, Barnes Group Inc. (NYSE:B) is an international diversified aerospace and industrial components manufacturing and distribution company focused on achieving consistent, sustainable and predictable results. Founded in 1857, Barnes Group consists of three businesses: Barnes Aerospace, Barnes Distribution and Associated Spring. Over 6,600 dedicated employees at more than 65 locations worldwide contribute to Barnes Group Inc.’s success. For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company’s periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by the Company; the Company’s success in identifying and attracting customers in new markets; the Company’s ability to develop new and enhanced products to meet customers’ needs timely; the effectiveness of the Company’s marketing and sales programs; uninsured claims; increased competitive activities that could adversely affect customer demand for the Company’s products; the availability of raw materials at prices that allow the Company to make and sell competitive products; the Company’s ability to execute on capacity expansion and transfer of work initiatives; changes in economic, political and public health conditions worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; increases in fuel prices; regulatory changes; the possibility of declines in the stock market; risks related to consolidation occurring in the Company’s industries; risks related to dependence on government spending for defense-related products; the possibility of a downturn in the automotive industry; risks related to loss or delay in purchases by customers; risks related to pricing leverage of original equipment manufacturers; risks related to not realizing all sales expected from backlog or anticipated orders; the possibility of not recovering all up-front costs related to original equipment manufacturing programs and revenue sharing programs; the possibility of products and services offered by the Company being rendered obsolete; risks related to cost overruns and losses on fixed-price contracts; and the possibilities of loss of key personnel, a shortage of skilled employees and labor problems. The Company assumes no obligation to update any forward-looking statements contained in this release.

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